                      Consent of Bear, Stearns & Co. Inc.

We hereby consent to the inclusion in the Proxy Statement - Prospectus forming part of this Registration Statement on Form S-4 of Summit Bancorp. of our opinion attached as Appendix B thereto and to the reference to such opinion and to our firm therein. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 and the rules and regulations of the Securities and Exchange Commission issued thereunder.


                                        Bear, Stearns & Co. Inc.


                                        By: /s/ Steve Begleiter
                                           -----------------------------------
                                           Steve Begleiter
                                           Senior Managing Director

Dated: January 13, 1997